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                                                                   Exhibit 10.22

   ENGLISH LANGUAGE SUMMARY OF MANAGEMENT SERVICE AGREEMENT DATED AS OF AUGUST 25, 2003 BY AND BETWEEN GLOBAL INTERNATIONAL EDUCATION INVESTMENT LTD. AND
                             HIGOAL DEVELOPMENT LTD.

On August 25, 2003, Higoal Development Ltd. ("Higoal") entered into a Management service agreement with Global International Education Investment Ltd. ("Global") to provide consulting services. This agreement is the continuation of the cooperative agreement of May 16, 2001.

Higoal is required to be responsible for the management of the operations of kindergartens, schools of further education and operation of elementary schools under Global, including:

(1) Planning and searching for the location

(2) Purchase of hardware and software

(3) Personnel training, hiring and managing

(4) Management of teaching systematic and administrative affairs of school

(5) Planning and designing marketing activities

(6) Cooperation with different businesses

(7) Risk management

(8) Promotion of competitive ability

The service period starts from July 1, 2003 and ends until schools under Global cease their operations.

Higoal charges 15% of Global's annual net income after tax as consulting fees. If Global has net loss, the consulting fee will be zero. Higoal is not responsible for the loss of Global.

Payment term: Global shall calculate the amount of consulting fee when Global finishes its income statements in respect of the relevant fiscal year, and such amount shall be agreed by both parties within 60 days after the end of the relevant fiscal year. The consulting fee shall be paid within 15 days thereafter.